Exhibit 5.7

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled “Preliminary Economic Assessment for Tthe Heldeth Túé (J Zone) Deposit, Waterbury Lake Property, Northern Saskatchewan, Canada” dated December 23, 2020, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: September 16, 2021

By:	/s/ Gordon Graham
Gordon Graham, P.Eng.
EngComp Engineering & Computing Professionals Inc.